CONFIDENTIAL

OPTION & LICENSE AGREEMENT

by and between

INTELLECT NEUROSCIENCES, INC.

and

GLAXO GROUP LIMITED

dated as of

April 29, 2009

OPTION & LICENSE AGREEMENT

THIS AGREEMENT is made as of April [ ], 2009 (the "**Effective Date**"), by and between INTELLECT NEUROSCIENCES, INC., having a place of business at 7 West 18th St. 9th Fl. New York 10011 ("**Intellect**", and following exercise of the Option (as defined below), "**Licensor**"), and GLAXO GROUP LIMITED, having a place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6 0NN, England ("**GSK**"), and following exercise of the Option, "**Licensee**").

Intellect is the owner of the Licensed Patents, as defined below and listed on attached Schedule A.

GSK wishes to be granted an option to obtain a license under the Licensed Patents, to practice the technology included or claimed in the Licensed Patents and to make, have made, use, sell, offer to sell and import Licensed Products, as defined below.

Intellect is willing to grant such an option, and following exercise of the option, a license to GSK on the terms and conditions of this Agreement.

Intellect and GSK have therefore agreed as follows:

1. DEFINITIONS

The following terms in this Agreement shall have the meaning set forth below:

1.1. "Agreement" means this Agreement, including all schedules hereto.

1.2. "Affiliate" means any Person controlled by, controlling, or under common control with either GSK or Intellect. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such Person or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such Person, by contract, law or otherwise.

1.3. "Control" or "Controlled" shall mean with respect to intellectual property, the right to grant a license or sublicense with respect thereto, whether by ownership, license or otherwise.

1.4. "Covered Country" has the meaning given to it in Section 3.2.2.

1.5. "Effective Date" has the meaning given to it in the Preamble.

1.6. "Exercise Fee" is defined in Section 3.2.1.

1.7. [REDACTED].

1.8. "Governmental Authority" means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.9. "GSK Compound" means any compound, including but not limited to [REDACTED] which at any time, now or in the future, has been discovered or developed by GSK or one of its Affiliates. To avoid any doubt, "GSK Compound" shall include, without limitation,[REDACTED].

1.10. "GSK Connected Person" means any Affiliate of GSK; any licensee of a GSK Compound; and any third party acting on behalf of or in collaboration with GSK or a GSK Connected Person in the development, manufacture, use, sale or importation of a GSK Compound.

1.11. "Law" or "Laws" means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.12. "Licensed Patents" means [REDACTED].

1.13. "Licensed Product" means any product in any dosage form, the development, manufacture, use, sale or importation of which product would, absent the grant by Licensor to Licensee of the license described herein, infringe any Valid Claim in any Licensed Patent. To avoid any doubt, "Licensed Product" shall include, without limitation, the [REDACTED].

1.14. "Net Sales" means with respect to Licensed Products, the gross amount billed and/or invoiced by Licensee, its Affiliates and any Sub-licensee for the sale or transfer of such Licensed Products to Third Parties, less (a) bad debts related to such Licensed Products and (b) sales returns and allowances actually paid, granted or accrued, including, trade, quantity and cash discounts and any other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and customary transportation charges including but not limited to freight and insurance (to the extent that Licensee bears the cost of such transportation charges for a Licensed Product) and any other adjustments made in accordance with International Financial Reporting Standards or such other recognized accounting standards being used at the relevant time.

1.15. "Party" means each party to this Agreement and their respective successors and permitted assigns.

1.16. "Person" means any natural person or legal entity.

1.17. "Quarter" means each of the four (4) thirteen (13) week periods commencing on January 1 of any calendar year.

1.18. "Royalty Payments" is defined in Section 3.2.3.

1.19. "Sub-licensee" means any Third Party granted a sub-licence by GSK under the Licensed Patents.

1.20. "Territory" means worldwide.

1.21. "Third Party" means any Person or entity other than Licensee, Licensor or any of their respective Affiliates.

1.22. "Valid Claim" means any claim of any issued and unexpired patent that has not been rejected, revoked, or held unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction which decision is unappealable or unappealed within the time allowed for appeal, or that has not been dedicated to the public, disclaimed, withdrawn, abandoned or admitted by Licensor to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. OPTION AND LICENSE.

2.1 Option. Intellect hereby grants to GSK and its Affiliates an irrevocable option (the "**Option**"), to be exercised at GSK's sole discretion, to acquire the license described in Section 2.2 below. The Option may be exercised any time from the Effective Date until the date that is one day prior to the date of the first sale by GSK or one of its Affiliates of a Licensed Product in a Covered Country (the "**Option Period**"). GSK (or an Affiliate of GSK) shall notify Intellect in writing whether or not it wishes to exercise the Option as promptly as practicable after GSK has made its decision whether to exercise or not to exercise the Option, but in no event no later than the last day of the Option Period.

2.2 Grant of License. Subject to the terms of this Agreement, if GSK exercises the option set forth in Section 2.1 during the Option Period, Intellect hereby grants to GSK and its Affiliates, commencing immediately upon exercise of the Option and for the term of this Agreement, a non-exclusive, royalty bearing license under the Licensed Patents, with the right to grant sublicenses, to develop, have developed, make, have made, use, offer to sell, sell, import and have imported Licensed Products in the Territory in [REDACTED]. Upon exercise of the Option, Intellect will be referred to as "**Licensor**" and GSK will be referred to as "**Licensee**", provided, that use of such names in describing the parties is for ease of reference only, and will not have any legal effect.

2.3 Compliance and Approvals. Licensee shall comply in all material respects with all applicable Laws. Licensee shall be responsible for obtaining all regulatory approvals required for the manufacture and sale by Licensee of Licensed Products.

2.4 Authority. Licensee has sole authority and discretion in all matters related to the research, development, manufacture and commercialization of Licensed Products, whether conducted using its own or its Affiliates' resources or through one or more Third Parties of its choosing.

2.5 Conditional License.

(a) During the Option Period, Intellect shall not (i) agree to assign, assign or otherwise transfer control of any Licensed Patent to any Third Party who does not agree to assume the obligations under this Agreement, including but not limited to, the obligations to grant GSK the Option set forth in paragraph 2.1 and the license set forth in paragraph 2.2 of this Agreement, or (ii) grant any Third Party the right to take any action against GSK or its Affiliates for infringement of a Licensed Patent;

(b) Notwithstanding paragraph (a) of this section, should Intellect hereafter

(i) agree to assign, assign or otherwise transfer control of any Licensed Patents to a Third Party that does not assume the obligations under this Agreement, including but not limited to, the obligations to grant GSK the Option set forth in paragraph 2.1 and the license set forth in paragraph 2.2 of this Agreement, or

(ii) grant a Third Party the right to take action against GSK or its Affiliates for infringement of any Licensed Patent,

Intellect hereby grants to GSK and its Affiliates, at the earlier of the day immediately prior to execution of such assignment or transfer of control, or upon such grant of the right to a Third Party to take action against GSK or its Affiliates for infringement of the Licensed Patent, a perpetual non-exclusive, royalty-free license under the Licensed Patents, with the right to grant sublicenses, to develop, have developed, make, have made, use, offer to sell, sell, import and have imported Licensed Products in the Territory in [REDACTED]. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, a license that may be granted to GSK or its Affiliates under this section of the Agreement shall commence and vest upon the earlier of the day immediately prior to any assignment or transfer of control of Licensed Patents or immediately upon the grant of a the right to a Third Party to take action against GSK or its Affiliates for infringement of the Licensed Patent. Once vested, any license granted under this section shall survive the termination of this Agreement. Intellect shall immediately notify GSK in writing upon the occurrence of any event that would lead to a license under this section.

3. **CONSIDERATION**

3.1 [REDACTED].

3.2 Payments. GSK shall make the following payments to Intellect:

3.2.1 Exercise Fee. Within thirty (30) days following receipt of an invoice received following exercise of the Option, Licensee will pay a [REDACTED] exercise fee (the "**Exercise Fee**").

3.2.2 Milestone Payments. Licensee shall pay to Licensor the following non-refundable milestone payments, to be paid only once, at the time when a Licensed Patent or Licensed Product first reaches, as the case may be, a milestone described below:

a. Upon the later of (1) exercise of the Option, and (2) grant in the United States of a Licensed Patent with at least one Valid Claim that covers a Licensed Product

incorporating a GSK Compound in the Territory in [REDACTED], [REDACTED]

b. Upon Net Sales in excess of [REDACTED] for any Licensed Product being achieved in a calendar year in countries in which there are during such calendar year existing one or more Valid Claims covering the Licensed Product ("Covered Countries"), Licensee will pay Licensor [REDACTED] Such payment is payable one time only, regardless of the number of Licensed Products that reach such annual Net Sales in Covered Countries and the number of times such milestone is reached.

c. For the avoidance of doubt: (i) each milestone payment shall be payable only on the first occurrence of the corresponding event milestone; and (ii) none of the event milestone payments shall be payable more than once. In the event that a Party has given the other Party any notice of termination of this Agreement under Article 7, no further payments under Section 3.2.2 shall become due following the date of such notice, but all payments due with respect to milestones achieved prior to such date shall remain payable in accordance with their terms.

Each such milestone payment shall be due upon the achievement of such milestone and payable to Licensor within sixty (60) days after receipt of an invoice issued following such milestone being achieved (whether achieved by or on behalf of Licensee or any of its Affiliates or GSK Connected Person). Licensee shall promptly notify the Licensor in writing upon any milestone being achieved under Section 3.2.2(b).

3.2.3 Royalties. In addition to the payments provided in Sections 3.2.1 and 3.2.2, in consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, Licensee shall pay or cause to be paid to Licensor a royalty on all Net Sales of all Licensed Products in Covered Countries by Licensee or any of its Affiliates or Sub-licensees ("**Royalty Payments**") in an amount equal to:

a. [REDACTED]of Net Sales for the portion of aggregate Net Sales of such Licensed Products in a calendar year in Covered Countries below or equal to[REDACTED]; plus

b. [REDACTED]of Net Sales for the portion of aggregate Net Sales of such Licensed Products in a calendar year in Covered Countries greater than [REDACTED]and less than or equal to [REDACTED]; plus

c. [REDACTED]Net Sales for the portion of aggregate Net Sales of such Licensed Products in a calendar year in Covered Countries greater than [REDACTED]and less than or equal to [REDACTED]; plus

d. [REDACTED]of Net Sales for the portion of aggregate Net Sales of such Licensed Products in a calendar year in Covered Countries in excess of [REDACTED]Royalty Payments shall be made in accordance with Section 4, for the period commencing upon launch of a Licensed Product in a Covered Country (or upon issuance of a Valid Claim, whichever is later) and ending upon the date on which such

Licensed Product is no longer covered by a Valid Claim with the Licensed Patents in such country.

3.2.4. Most Favored Nation. In the event that at any time during the term of this Agreement Licensor grants to any Third Party a license under the Licensed Patents, which license requires such Third Party to pay to Intellect less than any of the payments and/or royalties payable by Licensee under this Agreement, Licensor shall promptly notify Licensee of such license and such lesser payments and royalties shall be substituted for the payments and royalties payable by Licensee under this Agreement, and any amounts paid by Licensee prior to the issuance of such Third Party license in excess of such lesser payments and royalties shall be credited against future payments and/or royalties payable by Licensee to Licensor under the Agreement.

3.2.5. Third Party Royalty Obligations. If Licensee, its Affiliate or any Sub-licensee determines in its reasonable discretion that it is necessary to obtain intellectual property rights from a Third Party (or has obtained such a license) in order to make, have made, use, sell, offer for sale, supply, cause to be supplied, or import a Licensed Product in a country in the Territory (including in connection with the settlement of a patent infringement claim or as a result of Licensee being subject to a final court or other binding order or ruling requiring such payments), then (a) Licensee, its Affiliate or Sub-licensee may negotiate and procure any such licensing agreements (but will not be under an obligation to Licensor to do so), and (b) the amount of Licensee's royalty payments under Section 3.2.3 with respect to Net Sales for such Licensed Product shall [REDACTED]of the amount of payments made by Licensee, its Affiliate or Sub-licensee to such Third Party; provided, however, that in no event will a deduction, or deductions, under this Section 3.2.5, in the aggregate, reduce any annual Royalty Payment made by Licensee in respect of Net Sales of such Licensed Product pursuant to Section 3.2.3 by more than [REDACTED]and provided further, that no deduction or deductions will be permitted in respect of formulation claims of such Third Party patent holders.

3.2.6. Payment of Fees Following Action for Infringement of Licensed Patents During Option Period.

(a) In the event that any complaint for patent infringement by Intellect, its Affiliates or any Third Party against GSK, its Affiliates, or any GSK Connected Persons for infringement of a Licensed Patent at any time during the Option Period of this Agreement, within ninety (90) days after the filing of such complaint, Intellect shall pay GSK an amount equal to [REDACTED], and Section 3.2.7 shall cease to apply. Intellect acknowledges that such payment is reasonable payment intended to cover the expenses of GSK, its Affiliates and GSK Connected Persons in defending such infringement action and is not a penalty for breach of this Agreement.

(b) Section (a) of this section shall not apply if within thirty (30) days of the filing of the complaint described in paragraph (a) Intellect grants to GSK and its Affiliates for the duration of the Option Period, a non-exclusive, royalty-free license under the Licensed Patents, with the right to grant sublicenses, to develop, have developed, make, have made, use, import and have imported Licensed Products in the Territory in [REDACTED]. To

avoid any doubt, a license granted under this section shall extend to activities by GSK and its Affiliates for the full term of the Option Period, both before and after the grant of such license and shall expire on the day before the date of first sale of Licensed Product in a Covered Country.

[REDACTED]

3.3 Records. During the term of this Agreement and for two (2) years thereafter, Licensee shall (and shall cause its Affiliates and Sub-licensees to) keep complete and accurate records of sales of Licensed Products and such other matters as may affect the determination of any amount payable to Licensor hereunder in sufficient detail to enable certified public accountants engaged by Licensor to determine any amounts payable to Licensor under this Agreement. Upon at least sixty (60) days prior written notice from Licensor and not more than once in each calendar year, Licensee shall (and shall cause its Affiliates and Sub-licensees to) permit an independent certified public accountant engaged by Licensor, at Licensor's expense (except as provided below), and reasonably acceptable to Licensee to examine its books, ledgers, and records during regular business hours for the sole purpose of and only to the extent necessary to verify any report required under this Agreement or the accuracy of any amount payable hereunder. Licensee may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Licensor any information, other than the accuracy or inaccuracy of the corresponding royalty reports pursuant to Section 4.2. Should any examination conducted by Licensor or its representatives pursuant to the provisions of this paragraph result in [REDACTED] Licensee, in addition to any amounts that may be due Licensor, shall be obligated to reimburse any out of pocket expenses incurred by Licensor with respect to such examination within thirty (30) days after receipt of an invoice therefor from Licensor. Any overpayment of royalties by Licensee revealed by an examination shall be fully-creditable against future royalty payments under Section 3.2.3.

4. **PAYMENTS**

4.1 Inter-Company Sales. Sales between or among Licensee, its Affiliates or Sub-licensees shall not be subject to royalties under Section 3, unless Licensee, or such Affiliate or Sub-licensee is the end-user of the Licensed Product. Licensee shall be responsible for the payment of royalties hereunder on Net Sales by its Affiliates or Sub-licensee to Third Parties.

4.2 Royalty Reporting. Licensee shall make royalty payments to Licensor with respect to each Quarter within sixty (60) days after the end of such Quarter, and each payment shall be accompanied by a report identifying the Licensed Product, each applicable country, Net Sales for each such country, and the amount payable to Licensor, as well as the computation thereof. Said reports shall be kept confidential by Licensor and not disclosed to any other party, other than Licensor's accountants which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement.

4.3 Fund Transfers. Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Licensee's election, to Licensor's account at [REDACTED], or to such other bank account within US as Licensor shall designate in a

notice at least thirty (30) Business Days before the payment is due. All payments under this Agreement shall bear interest from the fifteenth (15th) day after the date due until paid at a rate equal to the thirty (30) day United States dollar LIBOR rate in effect on the date that payment was due, as published by *The Financial Times*. All payments made under this Agreement shall be non-refundable.

4.4 United States Dollars. Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.

4.5 Currency Conversion. Net Sales in countries invoiced in currency other than United States Dollars, as appropriate, shall be translated to United States Dollars using the then-current standard exchange rate methodology for the translation of foreign currency into United States Dollars, as employed on a consistent basis by GSK's group (or the Sub-licensee's) reporting system and published accounts. GSK confirms that as of the Effective Date its current standard exchange rate methodology sources exchange rates from Reuters/Bloomberg.

4.6 VAT. It is understood and agreed between the parties that any payments made by Licensee under this Agreement are inclusive of any value added or similar tax imposed upon such payments.

4.7 Withholding Tax Matters. In addition, in the event any of the payments made by Licensee pursuant to Section 3 become subject to withholding taxes under the Laws of any jurisdiction, Licensee shall deduct and withhold the amount of such taxes for the account of Licensor to the extent required by Law, such payment to Licensee shall be reduced by the amount of taxes deducted and withheld, and Licensee shall pay the amount of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Licensor an official tax certificate or other evidence of such tax obligations, together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Licensor to claim such payment of taxes. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Licensor. Licensee will provide Licensor with reasonable assistance, at Licensor's expense, to enable Licensee to recover such taxes as permitted by Law.

5. PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

5.1 Patent Prosecution/Patent Costs. Licensor shall be responsible for the prosecution, maintenance, renewal, extension and defense of all Licensed Patents in its sole discretion and at its expense.

5.2 Patent Enforcement.

(a) In the event a Party becomes aware of any possible or actual Third Party infringement of the Licensed Patents, that Party shall promptly notify the other Party and provide it with full details.

(b) With respect to any Licensed Product made, used, sold, imported or exported by a Third Party (other than a Sub-licensee) which Licensee reasonably believes infringes a claim of one or more Licensed Patents, at the written request of Licensee provided in Licensee's sole discretion ("**Written Request**"), Licensor shall, at Licensee's expense, commence suit or other proceedings and/or file any claims appropriate to abate such infringement ("**Enforcement**"), engaging legal counsel mutually acceptable to all Parties. Licensee, at its sole election, shall have the right, but not the obligation, to be joined as party plaintiffs in any such Enforcement to the full extent permitted by law in the relevant jurisdiction. In resolving any Enforcement (or related settlement) initiated by Licensor as described above, Licensor and Licensee shall first be reimbursed for all costs associated with the Enforcement or its settlement, including, without limitation, attorney fees, after which Licensee shall be paid [REDACTED]of any funds remaining from the sums recovered in the Enforcement or its settlement. In the event Licensor has not commenced Enforcement (through mutually agreed upon counsel) within thirty (30) days after receiving such Written Request from Licensee, then Licensee shall have the right, but not the obligation, to initiate Enforcement at their own expense and to join Licensor as a party plaintiff in any such suit or proceeding, if required by law in the relevant jurisdiction and at no cost or expense to Licensor. In resolving any such Enforcement initiated by Licensee, Licensee shall be entitled to receive and retain any and all sums recovered in the Enforcement or its settlement. Licensor shall control any Enforcement action but shall consult with Licensee regarding Enforcement strategy and tactics.

(c) With respect to any infringing activity set forth in clause (b) above, and any other infringement of Licensed Patents by a Third Party, if Licensor fails to commence any suit or proceeding or otherwise abate such infringement within one hundred and twenty (120) days of the date that Licensor first becomes aware of such infringement, all royalties and other payments payable by Licensee hereunder shall [REDACTED]

(d) Anything to the contrary herein notwithstanding, Licensor shall not be obligated to initiate or undertake Enforcement (or to join in any action with Licensee pursuant to Section 5.1(b)) against any product or Third Party against which Licensor (either alone or together with another Third Party that is a licensee under the Licensed Patents) has previously initiated or undertaken Enforcement, or other action intended to abate any infringement of Licensed Patents, by such product or Third Party prior to receipt of a Written Request from Licensee ("**Prior Enforcement**"). In the event that Licensor has initiated Prior Enforcement, the provisions of Section 5.2(c) shall not apply and there shall be no reduction of the royalties due to Licensor under Section 5.2(c) in respect of such Prior Enforcement.

6. INDEMNIFICATION; ETC.

6.1 Indemnification.

6.1.1 Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates, and their respective directors, partners, officers, managers, employees and agents and their respective successors, heirs and assigns (each an "**Indemnitee**"), against any liability, damage, deficiency, loss, obligation or expense of any kind (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon any Indemnitee as a result of or relating to any death, illness, personal injury, property damage, improper business practices or other loss, casualty or harm arising out of the development, manufacture, sale, use, import or other disposition of any Licensed Product by Licensee or its Affiliates (whether based on negligence or other tort, warranty, strict liability, or any other theory), except to the extent such liability, damage, deficiency, loss, obligation or expense results from the negligence, wrongful misconduct or breach of this Agreement by one of the Indemnitees.

6.1.2 This Section 6.1 shall survive expiration or termination of this Agreement.

6.2 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE LICENSED PATENTS OR ANY LICENSED PRODUCTS OR OTHERWISE AND HEREBY DISCLAIMS THE SAME. EXCEPT AS PROVIDED BELOW, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF ANY PARTY OR THIRD PERSON AND HEREBY DISCLAIMS THE SAME.

6.3 Representations and Warranties of Intellect. Intellect hereby represents, warrants and covenants to GSK that Intellect has the full right and authority to execute and perform this Agreement and the execution and performance of this agreement by Intellect will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Intellect to any Third Party. Intellect hereby represents, warrants and covenants that it has the right to grant the option described in Section 2.1 and the licenses described in Section 2.2 to all of the Licensed Patents without violating or breaching any obligations to Third Parties. Intellect further hereby represents, warrants and covenants that as of the Effective Date, it has not granted to any Third Party a license under the Licensed Patents, which license requires such Third Party to pay to Intellect less than any of the payments and/or royalties payable by Licensee under this Agreement. Intellect further represents that the list of Licensed Patents set out in Schedule A constitutes a complete list of all patents and applications filed to date in the family of Licensed Patents, i.e., all patents and applications filed to date that claim priority to or have the right to claim priority to U.S. provisional application no. 60/041,850.

6.4 Representations and Warranties of GSK. GSK hereby represents, warrants and covenants to Intellect that GSK has the full right and authority to execute and perform this Agreement and the execution and performance of this agreement by GSK will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by GSK to any Third Party.

7. TERM AND TERMINATION

7.1 Term. This Agreement will be effective as of the Effective Date and will remain in effect, unless terminated under Sections 7.2 or 7.3 below, on a country-by-country basis until all Valid Claims in all Licensed Patents have expired in a country. Licensee shall have no obligation to make Royalty Payments with respect to the Net Sales of a Licensed Product if all Valid Claims in all Licensed Patents covering the development, manufacture, use, sale or importation of such Licensed Product have expired in a country in which such Licensed Product is sold.

7.2 Termination by Licensor.

7.2.1 Termination for Cause. Intellect shall have the right to terminate this Agreement and the option and/or license granted hereunder upon the happening of any of the following events:

(i) Licensee fails to pay or cause to be paid any payment which has become due and payable to Licensor under this Agreement within sixty (60) days after the payment date, following which Licensor has not paid or caused to be paid such amount within thirty (30) days of written notice from Licensor given in respect of such failure to so pay; or

(ii) GSK has commenced an action as described in Section 7.2.2.

7.2.2 Termination of Option Upon Challenge to Licensed Patent. If GSK or any of its Affiliates files any action challenging the validity of a Licensed Patent, including but not limited to filing an opposition in the European Patent Office against [REDACTED], Intellect may, at its option and in its sole discretion, terminate this Agreement, by providing written notice of termination to GSK. Termination of this Agreement under this provision shall in no way negate or otherwise serve as a defense to payment of the amount that is payable under section 3.2.7 of this agreement.

7.3 Termination for Breach. Licensor or Licensee may terminate for material breach of or default under any provision of this Agreement, other than in the case of a Licensee breach, payment obligation referred to in Section 7.2.1(i) or any breach of or default under any provision of Section 7.2.2, and the breaching or defaulting Party has not cured such breach or default within ninety (90) days after written notice from the non-breaching Party specifying the nature of such breach or default (if such breach or default is capable of being cured).

7.4 Insolvency Event. If Licensee makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for Licensee for all or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against Licensee in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of Licensee or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, then Licensor may, upon notice to

Licensee, terminate this Agreement, such termination to be effective upon Licensee's receipt of such notice.

7.5 Termination by GSK. Licensee shall have the right to terminate this Agreement at its sole discretion upon written notice to Intellect at any time prior to the expiration of the Option Period or, following the grant of the license pursuant to Section 2.2, at any time upon sixty (60) days written notice to Intellect. The Option shall automatically expire, without notice, unless exercised in writing on or before the day before the date of first sale of a Licensed Product in a Covered Country.

7.6 Effect of Termination.

7.6.1 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination, except as provided in Section 3.2.2(c).

7.6.2 Upon termination of this Agreement for any reason, any sublicense granted hereunder with respect to which the sublicensee is not then in breach or default shall continue as a direct license between the sublicensee and the Licensor on the terms of this Agreement, provided that the sublicensee agrees in writing, within thirty (30) days after termination of this Agreement, to be bound by the terms of this Agreement.

7.6.3 The provisions of Sections 5.2 (Patent Enforcement) (but only with respect to infringement occurring prior to termination), 6.1 (Indemnification), 6.2 (Warranty Disclaimer), and 8 (General) shall survive termination of this Agreement for any reason.

7.6.4 Licensee may, after termination of this Agreement, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which Licensee can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Licensee shall pay to Licensor any Royalty Payments due on the sale of such Licensed Products and shall submit reports, in accordance with this Agreement.

8. GENERAL

8.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party and each Party's respective transferees, successors and assigns. Licensee shall not have the right to assign this Agreement or its rights or obligations hereunder to any other Person; provided, however, Licensee may, without such consent, assign this Agreement in whole or in part to any of its Affiliates, without the prior written consent of the Licensor; provided, further, upon prior written notice to Licensor, Licensee may assign this Agreement and all of its rights and obligations under this Agreement to such Persons or Person to which Licensee transfers or licenses on an exclusive basis in a country all or substantially all of the assets and other rights and interests of Licensee; provided that the transferee or Licensee of such assets, rights and interests must agree in writing with Licensor to assume all obligations of Licensee hereunder and to be bound by all of the terms and conditions of this Agreement.

8.2 Announcements. Following the Effective Date, Intellect may submit to GSK a draft press release, substantially announcing that GSK and Intellect have entered into an agreement in which Intellect has granted GSK an option to obtain a license under the Licensed Patents. Within sixty (60) days of receiving such draft press release, GSK shall convey its consent for Intellect to issue the press release, or return to Intellect a revised draft press release that GSK deems acceptable for release and thereafter enter into good faith discussions with Intellect to arrive at final language for such press release that is mutually acceptable to Intellect and GSK. Except as expressly permitted pursuant to the foregoing provisions of this Section 8.2, no Party shall make any public announcement regarding this Agreement or otherwise disclose this Agreement, any of its terms or any Exhibit, Schedule or attachment hereto or any negotiations or other discussions among the Parties relating to this Agreement (collectively "**Agreement Information**") to any Third Party without the prior written consent of the other Parties, which shall not be unreasonably withheld; provided however, that either Party, without such consent, may disclose the terms or conditions of this Agreement: (a) on a need-to-know basis to its legal and financial advisors who are obligated to maintain such information in confidence, and (b) to a Third Party (who is obligated to maintain such information in confidence) in connection with (i) a prospective equity investment by such Third Party, which investment is reasonably expected to be in excess of three percent (3%) of such Party's market capitalization at such time, (ii) a merger, consolidation, or similar transaction by such Party, (iii) the sale or license of all or substantially all of the assets of such Party relating to the subject matter of this Agreement, or (iv) a proposed sublicense under this Agreement. Notwithstanding the foregoing, a Party may disclose Agreement Information to the extent (a) such disclosure is required pursuant to applicable law, regulation or an order of a court of law or governmental agency, provided that the Party seeking to disclose such Agreement Information shall (i) promptly provide written notice of such required disclosure to the other Party, (ii) consult with the other Party with respect to such required disclosure and (iii) provide the other Party sufficient opportunity to object to any such disclosure or to request that the Party seeking to make such disclosure seek confidential treatment thereof, in which event, the Party seeking to make such disclosure shall, at its sole expense, use all reasonable efforts to accommodate such requests of the other Party, or (b) disclosure is made to a government regulatory agency in the ordinary course of seeking or maintaining any regulatory approval for a Licensed Product.

8.3 Entire Agreement/Amendments. This Agreement constitutes the entire and only agreement between the Parties relating to Licensed Patents, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by a duly authorized representative of each Party.

8.4 Notices. Any notice, communication or payment required or permitted to be given or made hereunder shall be in writing and, except as otherwise expressly provided in this agreement, shall be deemed given or made and effective (i) when delivered personally; or (ii) upon confirmation of receipt if delivered by telecopy (if not a payment); or (iii) when received if sent by courier; or (iv) upon confirmation of receipt if mailed by certified or registered mail, postage prepaid and return receipt requested, in each case addressed to Parties at their address stated below, or to such other address as such Party may designate by written notice in accordance with the provisions of this Section 8.4.

Licensee: GlaxoSmithKline
980 Great West Road
Brentford
Middlesex
TW8 9GS
[REDACTED]

Licensor: Intellect Neurosciences, Inc.
7 West 18th Street, 9th Floor
New York, NY 10011
Attention: Chief Executive Officer
Fax No.: 212-448-9600

8.5 Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the domestic substantive laws of The State of New York and the United States of America without regard to any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction other than, in regard to any question affecting the construction or effect of any patent, the law of the jurisdiction under which such patent is granted. This Agreement shall not be subject to (a) the United Nations Conventions on Contracts for the International Sale of Goods; (b) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); or (c) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980. Any legal or other action hereunder shall be brought in the State and federal courts of New York. The parties consent to the personal jurisdiction and venue of such courts in the event of such action.

8.6 Limitation of Liability. IN NO EVENT SHALL LICENSOR OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS WHETHER LICENSOR OR LICENSEE KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. SUBSEQUENT TO EXERCISE OF THE OPTION GRANTED TO GSK PURSUANT TO SECTION 2.1 OF THIS AGREEMENT, LICENSOR'S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT, EXCEPT FOR LICENSOR'S GROSS NEGLIGENCE OR WILFULL MISCONDUCT. NOTWITHSTANDING ANY PROVISION OF THIS SECTION, NOTHING IN THIS AGREEMENT SHALL NEGATE OR LIMIT PAYMENTS THAT MAY BECOME DUE UNDER SECTIONS 3.2.6 AND 3.2.7 OF THIS AGREEMENT. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

8.7 Headings. Headings included herein are for convenience only, and shall not be used to construe this Agreement.

8.8 Independent Contractors. For the purposes of this Agreement and all services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, fiduciary, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

8.9 Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

8.10 Force Majeure. Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed Party, including, but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires, and floods, provided the nonperforming or delayed Party provides to the other Party written notice of the existence of and the reason for such nonperformance or delay.

8.11 No Waiver. Failure of either Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

GLAXO GROUP LIMITED

By: [signature]

Name: V.A. Whyte

Title: Assistant Secretary

INTELLECT NEUROSCIENCES, INC.

By: [signature]

Name: DANIEL CHAIN

Title: CHAIRMAN + CEO